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Beginning December 9, 2011, Medco Health Solutions, Inc. made the following materials available on its intranet website:

•	Transcript – Oral Testimony of David B. Snow, Jr. before the Senate Committee on the Judiciary, Subcommittee on Antitrust, Competition Policy and Consumer Rights

•	Op-Ed – “PBMs Save Us Billions” by Jonathan Orszag

•	Op-Ed – “The Leavitt Perspective: Achieving efficiency in healthcare must bring consolidation” by Michael Leavitt

•	Op-Ed – “Sharing information to improve healthcare” by Former Sen. Tom Daschle

David B. Snow, Jr.

Chairman and Chief Executive Officer

Medco Health Solutions, Inc.

December 6, 2011

Senate Committee on the Judiciary,

Subcommittee on Antitrust, Competition Policy and Consumer Rights

Hearing on the Proposed Merger between Express Scripts and Medco

INTRODUCTION

Chairman Kohl, Ranking Member Lee and Members of the Committee, thank you for this opportunity to discuss the proposed merger of Medco Health Solutions and Express Scripts. My name is David Snow, and I am the Chairman and CEO of Medco Health Solutions.

Medco is an industry leader in advanced pharmacy. We employ thousands of medical professionals, including more than 3,000 pharmacists and more than 1,000 nurses. We deliver a portfolio of clinical and administrative solutions that create value for private and public employers, health plans, labor unions and government agencies of all sizes—as well as older Americans served by Medicare Part D Drug Plans. We take great pride in the innovations Medco has created to improve clinical outcomes at reduced cost.

Everyone recognizes that the ever-rising cost of health care in America is unsustainable. The need is insatiable; our resources are not. By merging Medco with Express Scripts, we will significantly accelerate our ability to improve patient care and reduce overall costs across the health care system.

So let me get right to what I think we all agree drives affordability and quality in healthcare—clinical excellence and competition.

BENEFITS OF THE MERGER

In our country, 50 percent of the entire population has one or more chronic or complex diseases. This 50 percent of the population consumes 96 percent of the total dollars spent on prescription drugs—and 75 percent of the total dollars spent in our entire healthcare system. Remarkably, we know that on average, 65 percent of patients stop following the drug treatment protocol their doctor prescribes within one year—even when their disease is life-long. This lack of adherence leads to devastating patient health outcomes and avoidable costs to our system—estimated to total more than $290B annually.

We at Medco are particularly proud of the advanced clinical care standard we have developed specifically to address the needs of patients with chronic and complex conditions. This clinical care revolves around what we call Therapeutic Resource Centers or “TRCs.” Our TRCs include more than 1,000 specially-trained Medco pharmacists, who use evidence-based clinical protocols to ensure patients are taking the right medicines and helping them overcome barriers to adherence. Our pharmacists are available 24/7 to counsel patients and to consult with physicians.

The results are impressive: in 2010 alone, our TRCs closed more than 2.3 million gaps in care with an estimated $900 million in savings from reduced hospitalizations, avoided ER visits, and the elimination of other medical expenses. Our larger goal as a nation should be to save the $290 billion dollars a year I mentioned earlier by addressing medications that are under-prescribed, mis-prescribed or simply not taken as directed.

Many people don’t realize that the only part of our nation’s health care system that is fully wired is ambulatory prescription drugs. PBMs have accomplished this—and Medco’s innovations have leveraged it. Our merger will only further accelerate the transition to wired healthcare, significantly improving communications among patients, physicians and pharmacists.

COMPETITIVE ENVIRONMENT

Now I want to touch briefly on our competitive environment. There are not three, or four or five or even ten major PBMs. There are more than 40—all competing to provide differentiated value propositions. Today, at least 10 PBMs serve Fortune 50 companies, 17 serve Fortune 500 companies, and at least nine PBMs serve large state accounts. Additionally, nine Fortune 500 companies operate their own PBMs for their employees—and all PBMS are not alike.

Some are integrated with retail pharmacies, like CVS/Caremark, some are part of managed care organizations, like UnitedHealth, Aetna, Cigna and Prime Therapeutics. And others are entirely independent, such as CatalystRX and MedImpact.

How fierce is this competition? While Medco has enjoyed much success since it went public in 2003, the marketplace is undergoing significant change. As but one example, for our 2012 plan year, Medco has lost $10 billion in business—losing 40 clients to more than 15 different PBMs.

These are the facts. And they dispel the notion that the combination of Medco and Express Scripts represents a threat to consumer and client choice. The reality is that the PBM business is extremely competitive today and competition will only be enhanced—not diminished—by our merger.

CONCLUSION

In conclusion, there is enormous opportunity to improve health care outcomes while reducing health care costs. Medco and Express Scripts are committed to continuing the pursuit of real solutions. Our efforts will only be accelerated by this merger.

Mr. Chairman, Ranking Member Lee and Members of the Committee, thank you for receiving my testimony; I would be happy to address any questions you may have.

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5

PBMs Save Us Billions

Jonathan Orszag

Senior Managing Director, Compass Lexecon, LLC

Former Economic Policy Adviser on President Clinton’s National Economic Council

The goal of antitrust policy is to protect competition and consumers, not to protect the interests of any particular group of competitors. This fundamental principle is critical when reviewing recent commentary on the proposed merger of Express Scripts and Medco, two Pharmacy Benefit Managers (PBMs).

A recent opinion piece by David Balto rehashes the positions of retail pharmacy groups that repeatedly have been disproven by the Federal Trade Commission (FTC), the Congressional Budget Office (CBO) and the Government Accountability Office (GAO). Mr. Balto and the lobby for retail pharmacies have waged a long-running battle in state capitols and in Washington to restrict PBMs because they are unhappy that PBMs negotiate lower prescription drug prices for employees, union members, and others than retail pharmacies would charge if left to their own devices. Fortunately for American consumers, the FTC has consistently and publicly opposed the efforts of retail pharmacies to protect higher prices.

Mr. Balto claims that, “You don’t need a Ph.D. in economics to figure out the PBM market is broken.” Such a statement may be catchy, but it is also just wrong. Government research shows that PBMs save Americans tens of billions of dollars. Yes, tens of billions of dollars of savings for all of us. CBO estimated that PBMs reduce drug costs by roughly 30 percent – that alone is roughly $75 billion per year. Similarly, GAO found that consumers save 27 to 53 percent on drugs when they purchase them through the mail-order services that Mr. Balto disparages, relative to the retail pharmacies. That doesn’t look like a broken market to me – that’s a market where consumers are benefiting from the services PBMs offer.

How do PBMs achieve these savings for consumers? They use advanced technology platforms to make prescription management more efficient, which helps to drive higher use of low-cost generics and other drugs. PBMs also negotiate favorable drug prices from pharmaceutical manufacturers and retail pharmacies and dispense prescriptions via lower-cost channels, such as through mail-order pharmacies. They also use clinical programs to increase patient adherence to their drug therapy and to close other gaps in care.

In addition, contrary to Mr. Balto’s claims, the FTC itself examined PBM mail-order pharmacies and found they provide consumers and employers with tangible value. The FTC’s report language is worth repeating verbatim: “[T]he prices for a common basket of prescription drugs dispensed by PBM-owned mail order pharmacies were typically lower than the prices charged by retail pharmacies. The study also found competition affords health plans substantial tools with which to safeguard their interests. Consumers benefit as a result.” When retail pharmacy groups and people like Mr. Balto advocate state regulations that reduce the ability of PBMs to use low-cost mail-order pharmacies, the FTC has publicly and forcefully opposed such efforts for one simple reason: The position advocated by Mr. Balto would harm American consumers.

Mr. Balto’s criticism of the ownership of specialty pharmacies is similarly flawed; these arrangements are just like any “make or buy” decision by a business – i.e., a PBM can choose to own a specialty pharmacy, subcontract for those services from another firm, or do both. We observe all three circumstances in this market. Some PBMs own a specialty pharmacy and some do not. Even PBMs who own specialty pharmacies routinely include in their pharmacy networks the specialty pharmacies owned by competing PBMs. With the cost of specialty pharmacy drugs rising rapidly, we need greater PBM participation in this space, not less.

Mr. Balto doesn’t argue with the fact that the combined Express Scripts-Medco will be able to negotiate lower drug prices. Rather, Mr. Balto argues that “there is little reason to expect a dominant PBM to pass on savings to consumers.” First, there are more than 40 PBMs today, including large companies such as CVS Caremark and PBMs affiliated with major health insurers/plans, such as United Health, Aetna, CIGNA, and Kaiser. Thus, there is no support for Mr. Balto’s claim that the combined entity would be dominant. Moreover, PBM contracts with, and competition for, plan sponsors impel PBMs to pass on the vast majority of the savings they negotiate with drug manufacturers and retail pharmacies. In addition, the proposed Express Scripts-Medco merger will lower the merged firm’s costs, allowing it to compete more aggressively in the marketplace. Consumers will benefit from this too as it increases the incentive and ability of the merged firm to reduce prices, provide better products, and expand services in other ways. These facts are entirely consistent with textbook models taught to students in Economics 101 demonstrating that firms pass on a substantial share of any marginal cost savings (although the precise pass-through rate obviously depends on market-specific factors).

Given all of this, why are chain drug stores and some independent pharmacies so opposed to the proposed merger? The answer is quite simple: Pharmacy profits increased dramatically from 2004 to 2009, reaching roughly $60 billion in 2009. As a result of the proposed merger of Express Scripts and Medco and the larger discounts the combined firm will be able to receive from pharmacies, those profit levels will likely be very slightly lower (less than one percent lower). But lower pharmacy profits and, at least as important, greater drug manufacturer discounts, will benefit consumers to the tune of billions of dollars over the upcoming years.

The choice is clear: adopt Mr. Balto’s perspective and pay more for drugs or embrace PBMs for their proven ability to save consumers tens of billions of dollars per year. I pick the side of lower drug prices and consumers.

Mr. Orszag is a Senior Managing Director at Compass Lexecon, LLC, an economic consulting firm. He formerly served as an Economic Policy Adviser on President Clinton’s National Economic Council. Mr. Orszag currently is serving as an economic consultant to Medco and Express Scripts. The views and opinions expressed are solely those of the author and do not necessarily reflect the views and opinions of any of the organizations with which the author is or has previously been associated.

MONDAY, NOVEMBER 21, 2011

The Leavitt Perspective: Achieving efficiency in healthcare must bring consolidation

By Michael Leavitt

For generations, America’s healthcare system rested upon a foundation of human compassion. Despite the fragmentation and inefficiency, our system of care has been responsible for an inestimable amount of good in our country and across the world. Today’s economic realities, however, introduce us to another motivating global force—economic dispassion. Decades of chronic overspending by many countries, including ours, is forcing a reevaluation of health spending worldwide.

Coming to grips with the redundancies and inefficiencies in our system of care in the U.S. will include some emotional and financial discomfort. Margins will be squeezed. New efficiencies will be required for survival. Competitors will merge. Some local institutions with rich traditions won’t survive. But healthcare, like other modern industries, must follow the path of innovation, integration and consolidation in order to maintain quality while lowering costs. This is an inevitable and absolutely required process in re-balancing America’s economic equation.

Lack of coordination in providing healthcare is a major contributor to overspending. Ours has been a system without real care coordination. Integration is difficult, but necessary. Anticipating this change, hospitals, physician groups and payers have begun a quiet scramble to secure the role of general contractor.

Success as a general contractor in healthcare requires at least five key assets: an esteemed local brand; financial capital to develop necessary infrastructure; control of patient relationships; the ability to aggregate lives in groups; and the ability to manage risk. Since no one entity singularly possesses all of these features, healthcare players are joining forces and combining the necessary assets to be accountable for clinical and financial outcomes.

For instance, while hospitals generally possess a strong community brand and have enough capital to invest in the IT and administrative infrastructure necessary to attract and coordinate care, hospitals do not have control of patient lives, the ability to aggregate groups of lives, or experience taking risk. Many hospitals will seek to add these missing pieces by forming, merging or partnering with health plans and physician practice groups. The data makes this consolidation clear. For the first time more than 50% of physician practice groups are owned by hospitals and that figure is growing.

Payers have a recognizable brand (not always favorable), sufficient capital, experience managing risk, and the ability to aggregate lives. Though they have relationships with patients, their level of patient control is questionable. This explains, in part, why insurers have begun to compete with hospitals in acquiring physician practices, clinics and service companies.

There have been a notable number of combinations among large health-services companies. They understand that to develop the capacity to improve care and reduce costs, they must scale and innovate in order to achieve needed efficiencies for payers and providers. Healthcare companies must follow a path not unlike other sectors where economic realities and technological advancement have made consolidation, integration and collaboration necessities for survival. Consumers have benefited because they received better value.

The Greek philosopher Heraclitus made famous the idea that nothing endures but change. While change is admittedly difficult, healthcare consolidation holds great promise. It will unleash a healthcare system that provides more attention to patients and more accountability to budgets. The combination of human compassion and economic dispassion will become the winning formula in healthcare.

Michael Leavitt is a former HHS secretary, former EPA administrator, former governor of Utah, and the founder and chairman of Leavitt Partners.

DECEMBER 1, 2011

Sharing information to improve healthcare

By Former Sen. Tom Daschle

The healthcare system — we argue about it, think about it, study it, agonize over it. But, the very name is somewhat misleading. What we have in America today is less a system than a series of disconnected and disparate entities, which struggle to exchange information, leverage best practices and obtain economic efficiencies. But, this is truly a transformative time in healthcare. While the merits of the Affordable Care Act (ACA) continue to be debated, the private sector, largely as a result of the ACA, has begun taking steps to adapt in ways that hold great promise to further the goal of better outcomes at lower costs.

To understand the changes taking place in healthcare, it is important to understand just how fractured our system has traditionally been. Across the country, patients receive care from hundreds of thousands of healthcare practices and tens of thousands of hospitals. Dozens of insurance providers negotiate with hundreds of companies that manufacture healthcare products ranging from medical devices to prescription drugs. And, of course, various government programs, including Medicare and Medicaid, interact with each of these different entities.

One of the costs of this fragmentation is that the flow of information — be it about medical best practices or quality and cost efficiencies — does not easily travel from one point to the next. As a result, both the utilization and the price of the same medicine, for example, can vary widely from one part of the country to another and from one patient to another. The result is variable quality of care and suboptimal pricing.

So as we think about tackling the big question of how we can improve healthcare quality while simultaneously reducing cost, one important step is addressing information flows.

Over the last year, I’ve had the privilege of talking with innovative companies across the country, from providers to health plans to health information technology vendors. It is easy for the political noise around the healthcare reform law to drown out the fact that these organizations are adapting to new realities in interesting and innovative ways that could improve healthcare and reduce costs. One example is the movement among health plans to make strategic acquisitions that enable them to better leverage access to data and technology, which ultimately drives enhanced quality and more efficient care.

Another example is the proposed merger of Express Scripts, Inc. and Medco Health Solutions, Inc., two leading national pharmaceutical benefits managers (PBMs). By virtue of their scale, access to patient and pricing information, efficient delivery systems and partnerships with networks of retail pharmacies, PBMs are often able to deliver medicines at significant discounts. But, these two companies have taken the traditional PBM model a step further by investing in capabilities to improve patient adherence, a true benefit for patients and the healthcare system. Express

Scripts, for example, has developed advanced solutions rooted in behavioral science to give patients incentives to take their medicines as prescribed. Medco has tackled the same challenge by building a robust clinical capacity to support appropriate patient behavior at the disease level.

There are countless other examples of movement among health care companies — providers and vendors alike — that are innovating to successfully accommodate new delivery reforms, facilitate coverage of the millions of newly enrolled individuals, and ensure higher healthcare quality metrics are achieved.

While there are legitimate concerns among policymakers about consolidation in the healthcare industry, and these activities should continue to be properly monitored and scrutinized, it is imperative for us to make sure that organizations have the ability to make necessary adjustments and develop necessary partnerships to flourish in this post-ACA environment. While each of these mergers, and those that will follow, will be scrutinized closely by antitrust authorities, it is imperative that any analysis of the partnerships in the new healthcare landscape take into account the progress these combinations can help deliver. Government must be vigilant about preventing too much power from aggregating into too few hands, but in our current healthcare system, one of the greatest dangers is actually the continued fracturing of the system.

We should enable the private sector to help us realize the promise and goals of the ACA. The promising innovations that I see every day will improve the flow of information across the system, creating more consistent quality care while creating drivers that can push cost down, rather than allowing it to relentlessly rise. We are seeing today a natural first wave of adjustments in response to the ACA. Those organizations and companies that deliver better quality at lower cost will thrive in this new environment. Those that don’t will suffer. But the result will be a healthcare system that truly starts to look like a system that is much more integrated and delivers better patient care. And that will be a benefit to us all, now, and in the future.

Daschle, a former Senate majority leader, is now a senior policy adviser at DLA Piper, whose clients include Medco Health Solutions, Inc.

Cautionary Statement Regarding Forward-Looking Statements

This document contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements, as they relate to Medco Health Solutions, Inc. or Express Scripts, Inc., the management of either such company or the transaction, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Medco and Express Scripts undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, the possibility that (1) Medco and Express Scripts may be unable to obtain stockholder or regulatory approvals required for the merger or may be required to accept conditions that could reduce the anticipated benefits of the merger as a condition to obtaining regulatory approvals; (2) the length of time necessary to consummate the proposed merger may be longer than anticipated; (3) problems may arise in successfully integrating the businesses of Medco and Express Scripts; (4) the proposed merger may involve unexpected costs; (5) the businesses may suffer as a result of uncertainty surrounding the proposed merger; and (6) the industry may be subject to future risks that are described in SEC reports filed by Medco and Express Scripts.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Medco and Express Scripts described in their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

Additional Information and Where to Find It

In connection with the proposed merger, Aristotle Holding, Inc., a wholly owned subsidiary of Express Scripts, Inc. filed with the SEC a registration statement on Form S-4 that includes a joint proxy statement of Medco and Express Scripts, and a prospectus of Express Scripts, as well as other relevant documents concerning the proposed merger. Stockholders are urged to read the registration statement and the proxy statement/prospectus contained therein regarding the merger and any other relevant documents as well as any amendments or supplements to those documents, because they contain important information.

The joint proxy statement/prospectus was first mailed to Medco stockholders beginning November 18, 2011. You may obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Medco and Express Scripts, at the SEC’s Internet site (http://www.sec.gov). You may also obtain these documents, free of charge, in the Investor Relations portion of the Medco website at http://www.medcohealth.com under the heading “Investors” and then under “SEC Filings.” Copies of the proxy statement/prospectus and the SEC filings incorporated by reference in the proxy statement/prospectus can also be obtained, free of charge, by directing a request to Investor Relations, 100 Parsons Pond Drive, Franklin Lakes, NJ, 07417, 201-269-3400. Copies of Express Scripts’ SEC filings can be obtained, free of charge, by directing a request to Express Scripts, Inc., Investor Relations, One Express Way, Saint Louis, MO, 63121.